Exhibit 99.1

Press Release

Rockwell Collins’ fiscal year 2006 earnings per share improve 24% to $2.73 on 12% revenue growth to $3.86 billion

CEDAR RAPIDS, Iowa (Nov. 1, 2006) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2006 of $477 million, an increase of $81 million, or 20% over fiscal year 2005 net income of $396 million. Earnings per share improved 24% to $2.73 compared to earnings per share of $2.20 a year ago. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program.

Sales for fiscal year 2006 increased $418 million, or 12%, to $3.86 billion compared to sales of $3.45 billion last year. Organic revenue growth was 10%, as incremental sales from the TELDIX business acquired in March 2005 and the Evans & Sutherland simulation business (the E&S business) acquired in May 2006 contributed $64 million, or 2 percentage points of the total revenue growth. Cash provided by operating activities for fiscal year 2006 totaled $595 million, or 125% of net income, compared to the $574 million of cash provided by operating activities last year.

“2006 was an excellent year for Rockwell Collins. Profitable growth in both our Government and Commercial Systems businesses made this the third consecutive year in which we’ve met or exceeded each of our long-term targets for growth and financial performance,” said Chairman, President and Chief Executive Officer Clay Jones. “Of particular note is EPS growth of 24 percent, or double the rate of sales growth, resulting from a nearly 200 basis point expansion of total segment operating margins combined with the deployment of a significant portion of our operating cash flow for share repurchases.”

For the fiscal year 2006 fourth quarter, net income increased by $28 million to $138 million, a 25% increase over net income of $110 million for the same period a year ago. Fourth quarter earnings per share improved 27% to 79 cents, compared to 62 cents last year. Fourth quarter sales increased $98 million, or 10%, to $1.06 billion compared to sales of $963 million last year. Organic revenue growth was 8%, as incremental sales from the E&S business contributed $17 million to total revenue growth.

Fiscal fourth quarter and full year 2006 financial results include the impact of the following items:

•	A $20 million gain ($13 million after tax, or 7 cents per share) on the sale of Rockwell Scientific Company, LLC, an equity affiliate that was jointly owned with Rockwell Automation, Inc.

•	A $14 million restructuring charge ($9 million after tax, or 5 cents per share) related to decisions to implement certain business realignment and facility rationalization actions.

•	$5 million of stock-based compensation costs ($3 million after tax, or 2 cents per share) in the fourth quarter and $18 million ($12 million after tax, or 7 cents per share) for the full year related to the company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on October 1, 2005.

Looking ahead to fiscal year 2007, Jones added, “The 2006 fourth quarter and forecasted 2007 financial results reflect a shift in our revenue growth profile toward our Commercial Systems business. This underscores the important role that our balanced and integrated business model plays in sustaining a strong growth trajectory,” concluded Jones, noting that for fiscal year 2007, the company is forecasting earnings per share growth of approximately 15% on about a 10% increase in total revenues.

Following is a discussion of fiscal year 2006 fourth quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved fourth quarter sales of $558 million, an increase of $26 million, or 5%, compared to the $532 million reported for the same period last year. Incremental sales from the E&S business contributed $10 million, or 2 percentage points of the revenue growth.

Defense electronics systems and products sales increased $15 million, or 4%, to $378 million. In addition to the incremental sales from the E&S business, revenues from programs included in our open systems architecture growth area led the organic growth, as higher revenues from electronics systems upgrades for various helicopter platforms as well as the Future Combat System Integrated Computer System and Ground Element Minimum Essential Emergency Communications Network System (GEMS) development programs more than offset lower revenues from fixed-wing aircraft electronics systems upgrade programs. Simulation and training revenues were also lower. Defense communications sales increased $11 million, or 7%, to $180 million due to higher advanced communication and data link development program revenues, as well as higher ARC-210 radio and data link equipment sales.

Government Systems’ fourth quarter operating earnings increased $10 million, or 10% to $110 million, resulting in an operating margin of 19.7%, compared to operating earnings of $100 million, or an operating margin of 18.8%, for the same period last year. The higher operating earnings and operating margin were primarily attributable to the combination of the higher sales and productivity improvements, partially offset by the impact of the lower margin E&S business revenues.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved fourth quarter sales of $503 million, an increase of $72 million, or 17%, compared to sales of $431 million reported for the same period last year. Incremental sales from the E&S business contributed $7 million of the revenue growth, while strong demand for new business and air transport aircraft as well as aftermarket activities drove a 15% increase in organic revenues.

Sales to airlines and aircraft original equipment manufacturers increased $38 million, or 18%, to $253 million as higher air transport avionics and business jet avionics and cabin electronics systems revenues more than offset lower in-flight entertainment systems revenues. Commercial Systems’ aftermarket revenues increased $34 million, or 16%, to $250 million. Organic aftermarket revenues grew $27 million, or 13%, with particular strength in business and regional and in-flight entertainment aftermarket activities. Incremental E&S business revenues accounted for $7 million, or 3 percentage points of the aftermarket growth.

Commercial Systems’ fourth quarter operating earnings increased $34 million, or 47%, to $106 million, delivering an operating margin of 21.1%, compared to operating earnings of $72 million, or an operating margin of 16.7%, for the same period a year ago. The higher operating earnings and operating margin primarily resulted from the combination of the higher sales, productivity improvements and a smaller proportion of lower margin in-flight entertainment systems revenues, partially offset by higher research and development costs and the lower margin incremental E&S business revenues. Also contributing to the improved operating earnings and operating margin was a $3 million favorable settlement of an intellectual property infringement lawsuit in the current year fourth quarter and the absence of $8 million of inventory adjustments reflected in last year’s fourth quarter.

Financial Highlights

Based on the strength of its balance sheet and operating cash flow, in fiscal year 2006 the company continued executing on a capital deployment strategy targeted at enhancing shareowner value.

•	During the third quarter, the amount of the regular quarterly per share dividend was increased by 33% to 16 cents from 12 cents. Total dividends paid for the fiscal year amounted to $96 million or 56 cents per share.

•	For the full fiscal year, the company repurchased 9.3 million shares of its common stock for $492 million, including the September 28, 2006 repurchase of 4.7 million shares at an initial cost of $257 million pursuant to an accelerated share repurchase agreement. Total authorized share repurchases available as of September 30, 2006 stood at $74 million.

Fiscal Year 2007 Outlook

The following table is a complete summary of the company’s fiscal year 2007 financial guidance, which is unchanged from the financial guidance initially provided on September 15, 2006, and subsequently updated on September 29, 2006:

•	Total sales	$4.2 billion to $4.3 billion

•	Segment sales growth:(1)
	– Government Systems(2)	7% to 9%
	– Commercial Systems(3)	12% to 14%

•	Segment operating margins:(4)
	– Government Systems	19% to 20%
	– Commercial Systems	21% to 22%

•	Earnings per share(5)	$3.10 to $3.20

•	Cash flow from operating activities(6)	about $600 million

•	Research & development costs	about $800 million

•	Capital expenditures	about $140 million

(1)	Projected growth rate over prior fiscal year actual segment sales.
(2)	Includes approximately 1.5 percentage points of growth from incremental E&S simulation business revenues.
(3)	Includes approximately 1 percentage point of growth from incremental E&S simulation business revenues.
(4)	Segment operating margins exclude the impact of stock-based compensation expense.
(5)	Based on an expected effective income tax rate in the range of 31.5% to 32% and assumes a full year of benefit from the Federal Research and Development Tax Credit. The availability of the Federal Research and Development Tax Credit expired on December 31, 2005 and legislation extending its availability beyond that date has yet to be enacted.
(6)	Includes the impact of $75 million of planned voluntary contributions to the company’s qualified defined benefit pension plans.

Business Highlights:

Rockwell Collins acquired IP Unwired, Inc., and Anzus, Inc. IP Unwired, with annual revenues of approximately $3 million, is a developer of high data rate HF/VHF/UHF modems and networking products and services for U.S. and international military customers. Anzus, with annual revenues of approximately $12 million, is a developer of software enabling high-speed tactical data link processing and sensor correlation for the U.S. Department of Defense and foreign governments. Both acquisitions will augment the company’s current network-centric capabilities and facilitate penetration into new market areas.

Sikorsky selected Rockwell Collins’ Avionics Management System (AMS) for the U.S. Marine Corps’ new CH-53K Heavy Lift Replacement helicopter. Rockwell Collins’ AMS provides the CH-53K helicopter with a modular open system architecture cockpit and mission management system that incorporates fully integrated flight and navigation displays, as well as network-centric capabilities including tactical data link integration, correlation and data fusion. These features reduce crew workloads while providing a communication, navigation, surveillance and air traffic management (CNS/ATM)-compliant flight management capability that is fully interoperable with civil airspace requirements.

Rockwell Collins was selected to participate in the assessment phase of the U.K. Ministry of Defense Land Environment Air Picture Provision (LEAPP) program as a member of the Lockheed Martin-led Team Athena. LEAPP will provide a near real-time correlated air picture for the Land Component worldwide, either alone or as an element of Integrated Air Defense, to enable a graduated and enduring contribution to the Networked Enhanced Capability community in national and multinational operations. In this first significant networked Software Communications Architecture

(SCA)-compliant software defined radio system for the U.K. MoD, Rockwell Collins will provide a broadband, ground networked communications capability utilizing the fully SCA 2.2-compliant, FlexNet-FourTM software defined radio.

The Armed Reconnaissance Helicopter (ARH), equipped with Rockwell Collins’ Common Avionics Architecture System (CAAS), completed its first successful test flights from Bell Helicopter’s Arlington, Texas facility. The Bell ARH 70-A cockpit is based on Rockwell Collins’ CAAS, which is also being installed in the U.S. Army’s Special Operations and CH-47F fleets and is in the early integration phase for the Army’s UH-60M fleet. The system incorporates common, reusable processing elements in each piece of hardware, and employs an open systems architecture based on commercial standards. The cockpit features two 6- by 8-inch active matrix liquid crystal multi-function displays, control display units, as well as helmet-mounted displays and general purpose processing units. The software design, development and test of the avionics system for this application were completed seven months after contract signing; contributing to the ARH program being recognized as one of the fastest “contract-to-flight” programs ever completed, setting a new standard for such acquisitions.

Rockwell Collins HGS-4200 Head-up Guidance System (HGS®) was selected by Air Canada Jazz and Lufthansa CityLine for their respective fleets of Bombardier CRJ705 and 900 aircraft. The Rockwell Collins HGS-4200, which displays critical flight information in the pilot’s forward field of view, expands the operational capability of these aircraft by reducing the airplane’s approved approach minima to Category III, thereby reducing the decision height from 100 feet to 50 feet and the Runway Visual Range from 1,800 to 650 feet (550 meters to 200 meters). These selections closely follow the recent certification of the HGS-4200 for use on these specific Bombardier aircraft types by the European Aviation Safety Agency, the Federal Aviation Administration and Transport Canada.

Aviacsa, JSSI® and Mexicana Airlines selected Rockwell Collins to provide maintenance and support services. Under a three-year contract Rockwell Collins will provide Aviacsa, a leader in Mexico’s airline industry, with repair and maintenance services at a fixed price per repair for their fleet of 23 Boeing 737-200 aircraft. Jet Support Services, Inc. (JSSI) signed a 5-year agreement under which Rockwell Collins will provide forward exchange support, which includes maintenance and component repairs, reliability upgrades, and equipment removal and refit coverage, for all of its equipment on JSSI’s extensive, customer-owned fleet of Rockwell Collins-equipped aircraft. Mexicana Airlines and Rockwell Collins signed a three-year time and material agreement for service and support for all Rockwell Collins equipment on Mexicana’s entire fleet of Airbus, Boeing and Fokker aircraft.

Rockwell Collins delivered the Boeing 787 Dreamliner’s first fully operational pilot control system for an integrated test vehicle to ensure all 787 Flight Controls systems are functional prior to actual aircraft build. Rockwell Collins’ latest generation of pilot controls, which was delivered on schedule, includes the control stand with throttle, speedbrake, and flap control modules, the pitch, roll and yaw primary pilot controls, and their interfaces to the aircraft’s fly-by-wire system. The modular design of the pilot controls will simplify installation and maintenance. In addition to the pilot controls, Rockwell Collins has made first deliveries of all other content positions on the Boeing 787 Dreamliner, including the core network cabinet, flight deck display system and crew alerting system, communication and surveillance systems and the aircraft’s common data network. Rockwell Collins also serves as the systems integrator for each of these elements.

Rockwell Collins announced several new product and systems offerings, including the CISS-2100 Configurable Integrated Surveillance System. The CISS-2100 is the company’s new highly integrated system that combines weather detection, traffic alert and collision avoidance, Mode S surveillance as well as terrain awareness and warning functions into a single system. The CISS-2100, which will debut on the Boeing 787 Dreamliner, is the cornerstone of the company’s new surveillance and hazard detection product line being developed to address evolving airspace requirements and airline demands for improved efficiencies. Other new product announcements included:

•	Tailwind 300, the company’s latest satellite television offering, ideal for the super mid-size and larger business jet aircraft operating within the contiguous United States. With initial deliveries expected in mid-2007, Tailwind 300 delivers crystal clear reception at the lowest cost available today as well as the benefit of the lightest weight and smallest package by volume currently on the market.

•	Airshow 4200D Moving Map System, which incorporates a new digital video interface that will enhance the passenger experience by providing higher definition maps in widescreen format, taking full advantage of the capabilities of the latest generation in-flight entertainment systems. Emirates, a current customer with Airshow installed on its entire fleet, is the launch customer for the new system.

•	dPAVES, an update to the company’s narrow-body In-Flight Entertainment System, provides reduction in volume, weight, and power over the previous analog system. Additionally, dPAVES offers more storage capability than other digital players, with up to 60 hours of video, including encrypted content, and 128 hours of audio on a 160 GB hard drive. The Rockwell Collins Airshow 4200 Moving Map system can also be integrated into the dPAVES system server, providing additional weight, space and power savings compared with installing a separate moving map unit. The new system will be available in early 2008 for retrofit and discussions are underway with Airbus and Boeing for line-fit offerability.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on November 1, 2006. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through November 30, 2006.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications and information management is strengthened by 17,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events, the financial condition of our customers (including major U.S. airlines), the health of the global economy, the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates, including the risk that Congress will not enact research and development tax credit legislation retroactive to the beginning of fiscal year 2007; risk of contract price reductions and payment withholds related to non compliance with U.S. Defense Department specialty metal requirements; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Nancy Welsh	Dan Crookshank
319.431.3105	319.295.7575
nkwelsh@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended Sept. 30		Fiscal Years Ended Sept. 30
	2006	2005	2006	2005
Sales
Government Systems	$558	$532	$2,043	$1,810
Commercial Systems	503	431	1,820	1,635

Total sales	$1,061	$963	$3,863	$3,445

Segment operating earnings
Government Systems	$110	$100	$402	$328
Commercial Systems	106	72	370	296

Total segment operating earnings	216	172	772	624

Interest expense	(4)	(3)	(13)	(11)
Earnings from corporate-level equity affiliate	—	2	2	4
Stock-based compensation	(5)	—	(18)	—
General corporate, net	(16)	(15)	(60)	(55)
Gain on sale of equity affiliate	20	—	20	—
Restructuring charge and tradenames write-off (1)	(14)	(15)	(14)	(15)

Income before income taxes	197	141	689	547

Income tax provision (2)	(59)	(31)	(212)	(151)

Net income	$138	$110	$477	$396

Diluted earnings per share	$0.79	$0.62	$2.73	$2.20

Weighted average diluted shares outstanding	173.9	177.5	174.5	180.2

(1)	Represents fourth quarter fiscal year 2006 restructuring charges related to decisions to implement certain business realignment and facility rationalization actions and a fourth quarter fiscal year 2005 charge for the write-off of certain tradenames related to the Kaiser Aerospace and Electronics Corporation, acquired by the company in December 2000.
(2)	Income tax provision for the three months and year ended September 30, 2005 includes $10 million in favorable income tax adjustments resulting from the resolution of certain deferred tax matters that existed at the time of the company’s spin off in 2001.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three months and fiscal years ended September 30, 2006 and 2005 (unaudited, in millions):

	Three Months Ended Sept. 30		Fiscal Years Ended Sept. 30
	2006	2005	2006	2005
Defense electronics	$378	$363	$1,413	$1,232
Defense communications	180	169	630	578
Air transport aviation electronics	280	246	996	911
Business and regional aviation electronics	223	185	824	724

Total	$1,061	$963	$3,863	$3,445

Original equipment	$253	$215	$929	$778
Aftermarket	250	216	891	857

Total Commercial Systems sales	$503	$431	$1,820	$1,635

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	Sept. 30, 2006	Sept. 30, 2005
Assets
Cash and cash equivalents	$144	$145
Receivables	821	736
Inventories	727	678
Current deferred income taxes	200	178
Other current assets	67	43

Total current assets	1,959	1,780

Property	552	473
Goodwill and intangible assets	654	571
Other assets	113	324

Total assets	$3,278	$3,148

Liabilities and shareowners’ equity
Accounts payable	$324	$283
Compensation and benefits	268	272
Advance payments from customers	246	194
Product warranty costs	189	172
Income taxes payable	54	48
Other current liabilities	243	215

Total current liabilities	1,324	1,184

Long-term debt	245	200
Retirement benefits	421	758
Other liabilities	82	67

Shareowners’ equity	1,206	939

Total liabilities and shareowners’ equity	$3,278	$3,148

Certain prior year amounts have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Years Ended Sept. 30
	2006	2005
Operating Activities:
Net income	$477	$396
Adjustments to arrive at cash provided by operating activities:
Gain on sale of equity affiliate	(20)	—
Restructuring charge and tradenames write-off	14	15
Depreciation	85	85
Amortization of intangible assets	21	19
Stock-based compensation	18	—
Compensation and benefits paid in common stock	50	69
Tax benefit from the exercise of stock options	28	35
Excess tax benefit from stock-based compensation	(28)	—
Deferred income taxes	28	31
Pension plan contributions	(66)	(114)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(78)	(108)
Inventories	(43)	(9)
Accounts payable	35	39
Advance payments from customers	24	32
Income taxes	(7)	34
Compensation and benefits	(16)	30
Other assets and liabilities	73	20

Cash Provided by Operating Activities	595	574

Investing Activities:

Property additions	(144)	(111)
Acquisition of businesses, net of cash acquired	(100)	(19)
Proceeds from sale of equity affiliate	84	—
Acquisition of intangible assets	—	(7)
Proceeds from disposition of property	1	3

Cash Used for Investing Activities	(159)	(134)

Financing Activities:

Purchases of treasury stock	(492)	(498)
Cash dividends	(96)	(85)
Proceeds from exercise of stock options	73	96
Net proceeds from issuance of long-term debt	46	—
Excess tax benefit from stock-based compensation	28	—

Cash Used for Financing Activities	(441)	(487)

Effect of exchange rate changes on cash and cash equivalents	4	(4)

Net Change in Cash and Cash Equivalents	(1)	(51)

Cash and Cash Equivalents at Beginning of Period	145	196

Cash and Cash Equivalents at End of Period	$144	$145

Certain prior year amounts have been reclassified to conform to the current year presentation.

# # #